UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007

Cardinal Health, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

7000 Cardinal Place, Dublin, Ohio 43017
(Address of principal executive offices) (Zip Code)

(614) 757-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On May 14, 2007, Cardinal Health, Inc. (the “Company”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 11, 2007, among the Company, Eagle Merger Corp. (“Merger Sub”), a wholly owned subsidiary of the Company, and VIASYS Healthcare Inc. (“VIASYS”).

     Pursuant to the Merger Agreement, Merger Sub commenced a cash tender offer to acquire all of the outstanding shares of common stock of VIASYS, par value $0.01 per share (the “Shares”), at a price per share equal to $42.75, upon the terms and subject to the conditions disclosed in the Offer to Purchase on Schedule TO (as amended or supplemented from time to time) filed by the Company and Merger Sub with the U.S. Securities and Exchange Commission on May 23, 2007 (the “Offer”).

     The initial period of the Offer expired at 12:00 midnight, New York City time, at the end of Wednesday, June 20, 2007. According to Computershare Trust Company, N.A., the depositary for the Offer, as of 12:00 midnight, Eastern Daylight Time, at the end of Wednesday, June 20, 2007, approximately 27.4 million Shares were validly tendered pursuant to the Offer and not withdrawn, including 3.2 million Shares tendered by notice of guaranteed delivery, which represents approximately 81.9% of all outstanding Shares. Merger Sub accepted such tendered Shares for payment pursuant to the terms of the Offer. Payment for Shares accepted for payment was made promptly.

     On June 21, 2007, the Company announced in a press release that Merger Sub had commenced a subsequent offering period to acquire all remaining untendered Shares. The subsequent offering period is scheduled to expire at 6:00 p.m., Eastern Daylight Time, on Wednesday, June 27, 2007, unless further extended. During the subsequent offering period, holders of Shares who did not previously tender their Shares into the Offer may do so and will promptly receive the same $42.75 per Share cash consideration, without interest, paid during the initial offering period of the Offer. Merger Sub will immediately accept all Shares properly tendered during the subsequent offering period and will pay the tendering stockholders promptly after acceptance. Shares tendered during the subsequent offering period may not be withdrawn. Merger Sub reserves the right to extend the subsequent offering period in accordance with applicable law.

     The Offer was made in accordance with, and the acceptances made pursuant to, the terms of the Merger Agreement, which provides that after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, Merger Sub will be merged with and into VIASYS (the “Merger”). As a result of the Merger, VIASYS will continue as the surviving corporation and will become a wholly owned subsidiary of the Company. At the effective time of the Merger, each share then outstanding (except for Shares held by the Company, Merger Sub or VIASYS, or any wholly owned subsidiary of VIASYS, the capital stock of Merger Sub, or Shares held by stockholders properly exercising dissenters’ rights) will be canceled and retired and will be converted automatically into the right to receive $42.75 per share in cash without interest.

     The June 21, 2007 press release announcing the termination of the initial Offer period and the commencement of the subsequent offering period is included as Exhibit 99.01 to this report and is incorporated in this report by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

99.01	Press Release Issued by Cardinal Health, Inc., dated June 21, 2007, Announcing Completion of Initial Tender Offer and a Subsequent Offering Period.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2007

Cardinal Health, Inc.
(Registrant)

By:	/s/ Ivan K. Fong

Name:	Ivan K. Fong
Title:	Chief Legal Officer and Secretary

EXHIBIT INDEX

99.01	Press Release Issued by Cardinal Health, Inc., dated June 21, 2007, Announcing Completion of Initial Tender Offer and a Subsequent Offering Period.